Exhibit 99.2

Contacts:	Jim Buckley
Michael J. Shea	Executive Vice President
Chief Financial Officer	Sharon Merrill Associates, Inc.
Mac-Gray Corporation	617-542-5300
781-487-7610	Email: jbuckley@investorrelations.com
Email: mshea@macgray.com

Mac-Gray Corporation Announces Expansion of
Executive Management Team

Company Appoints Todd Burger To Executive Vice President, Operations

WALTHAM, MA, November 13, 2006 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services and energy-efficient MicroFridge® appliances to multi-unit housing locations, today announced an expansion of its executive management team with the appointment of Todd Burger as Executive Vice President, Operations.

Mr. Burger will be responsible for corporate and field operations, and will report to Chief Executive Officer, Stewart G. MacDonald.  In addition, Neil MacLellan, has been appointed to the newly-formed position of Executive Vice President, Sales.  Mr. MacLellan was Mac-Gray’s Chief Operating Officer since 1998.  He will continue to have full responsibility for the sales efforts of the Company’s laundry facilities management and product sales divisions.  He also will continue to be involved in Mac-Gray’s acquisition efforts.

“With the dramatic growth of our business, it was time to reorganize our senior management team,” said Stewart G. MacDonald, Mac-Gray’s chairman and chief executive officer.  “Neil has successfully managed the role of Chief Operating Officer for the past several years, having responsibility for both sales and operations.  During his COO tenure, we doubled sales from $137 million in 1998 to an expected $275 to $280 million in 2006.  We determined that to maintain our momentum and to manage our sales and operating efforts with maximum efficiency, we needed to expand our executive team.

“Todd Burger is an accomplished professional, widely recognized for his work in infrastructure, operations process improvement and corporate management.  As a former consultant, Todd has worked for more than 30 Fortune 500 companies, a number of major foreign corporations and numerous branches of the federal government.  We believe Todd will significantly strengthen the breadth and depth of our team, and we are pleased to welcome him to Mac-Gray,” MacDonald concluded.

Prior to joining Mac-Gray Corporation, Mr. Burger served for 18 years in several capacities at Arthur D. Little, a Boston-based global management and technology-consulting firm.  He has extensive, hands-on experience in customer service, supply chain management, process cost reduction, financial transaction card media, transportation, manufacturing assembly, logistics, business strategy, mergers & acquisitions, and development of management training programs.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of card- and coin-operated laundry facilities in multiple housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes.  Mac-Gray contracts its laundry rooms under long-term leases.  These leases typically grant Mac-Gray exclusive contract rights to laundry rooms on the lessor’s premises for a fixed term, which is generally seven to 10 years, in exchange for a negotiated portion of the revenue collected.  Mac-Gray serves approximately 63,000 multi-housing laundry rooms located in 40 states and the District of Columbia.

Mac-Gray also sells, services and leases commercial laundry equipment to commercial laundromats and institutions through its product sales division.  This division also includes the Company’s MicroFridge® business, where Mac-Gray sells its proprietary MicroFridge® line of products, which are combination refrigerators/freezers/microwave ovens utilizing patented Safe Plug™ circuitry.  The products are marketed throughout the United States to colleges, the federal government for military housing, hotels and motels, and assisted living facilities.  MicroFridge® also has entered into agreements with Maytag Corporation to market Maytag’s Magic Chef®, Amana® and Maytag® lines of home appliances under its MaytagDirect™ program throughout the United States.  MicroFridge® and Maytag® products bear the ENERGY STAR® designation.  To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Intelligent Laundry Solutions™, Intelligent Laundry Systems™, LaundryView™, PrecisionWash™ and MaytagDirect™ are trademarks of Mac-Gray Corporation.  MicroFridge® is a registered trademark of Mac-Gray Corporation.  All other product names, service marks and trademarks mentioned herein are trademarks of their respective owners.

Safe Harbor Statement

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s estimates of revenue, earnings, earnings per share, interest expense, income tax rate, depreciation and amortization expense, and capital expenditures for the full year 2006.  The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the Company’s ability to successfully integrate acquired assets and operations, and service the increased debt incurred to finance the acquisition, as well as the risks that the Company will incur unanticipated costs related to the acquired operations or not realize expected revenues, synergies and cost savings, and those risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other reports subsequently filed with the Securities and Exchange Commission.

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